                                                                 Exhibit 23.1


                                 ACCOUNTANTS' CONSENT


The Board of Directors
Austins Steaks & Saloon, Inc.

We consent to incorporation by reference in Registration Statement No. 33-92196 on Form S-8 of our report dated February 11, 2000, except for note 5 with respect to the debt waiver letter, as to which the date is March 21, 2000, relating to the consolidated balance sheets of Austins Steaks &
Saloon, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report is included in the December 31, 1999 annual report on Form 10-KSB OF Austins Steaks & Saloon, Inc.


                                                 KPMG LLP



Roanoke, Virginia
March 28, 2000